BNP RESIDENTIAL PROPERTIES, INC.                                  Exhibit 99.2
301 South College Street - Suite 3850
Charlotte, North Carolina 28202-6024

Contact: Philip S. Payne
         Chairman & Chief Financial Officer
         Tel:  (704) 944-0100
         Fax:  (704) 944-2039

PRESS RELEASE
FOR IMMEDIATE RELEASE


                      BNP RESIDENTIAL PROPERTIES ANNOUNCES
                  THE ACQUISITION OF SAVANNAH SHORES APARTMENTS


Charlotte, North Carolina
July 1, 2004

BNP Residential Properties, Inc. (AMEX: BNP) today announced the acquisition of Savannah Shores Apartments in Myrtle Beach, South Carolina, for a base purchase price of $12.5 million. The property consists of 198 one, two and three bedroom apartment homes and includes a swimming pool, tennis court, and fitness center. The property was acquired through the issuance of 7,695 units in the Company's operating partnership, BNP Residential Properties Limited Partnership, and the assumption of $12.4 million in debt and other liabilities. Following the acquisition, we refinanced the debt through the placement of a $9.0 million first deed of trust loan from SouthTrust Bank. The remainder was funded by a draw on our existing line of credit. There is the potential for an earn-out of an additional $1.7 million within a three-year period upon attainment of certain performance standards, which would be funded through the issuance of 130,769 units of the Company's operating partnership.

The properties were acquired from a private investment group. Two members of the selling group, Paul G. Chrysson and Michael G. Gilley, currently serve on the Company's board of directors. Prior to this transaction, the Company managed the property under a third-party management contract.

Company Overview: BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. Following the acquisition announced today, BNP now owns and operates 23 apartment communities containing a total of 5,671 apartments and provides third-party management services for 7 apartment communities containing a total of 1,799 apartments. In addition to the apartment properties, the Company owns 40 restaurant properties that are leased on a triple-net basis to a restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.

BNP Residential Properties, Inc. is structured as an UPREIT or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.


More information may be obtained by calling the company's Corporate Offices at
(704) 944-0100 or on the Internet through the company website at www.bnp-residential.com. Information requests may be e-mailed to the investor relations department at investor.relations@bnp-residential.com.




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